Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Northfield Bancorp, Inc.

Woodbridge, New Jersey

We hereby consent to the inclusion in this joint proxy statement/prospectus of Flatbush Federal Bancorp, Inc. and Northfield Bancorp, Inc., which is filed as part of the Registration Statement on Form S-4 of Northfield Bancorp, Inc., of our report dated March 30, 2012, relating to the consolidated financial statements of Flatbush Federal Bancorp, Inc. as of December 31, 2011 and 2010, and for the years then ended, which appears in Flatbush Federal Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011.

We further consent to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ ParenteBeard LLC

Clark, New Jersey
June 5, 2012